     DEF 14A
     14A

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / /  Preliminary Proxy Statement

     / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     /X/  Definitive Proxy Statement

     / /  Definitive Additional Materials

     / /  Soliciting Material Pursuant to Rule 14a-12

                                MBNA CORPORATION

          ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          ------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if other than the
                                  Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

             ----------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:

             ----------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

             ----------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:

             ----------------------------------------------------------

          (5)  Total fee paid:

             ----------------------------------------------------------

     / /       Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

             ----------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:

             ----------------------------------------------------------
          (3)  Filing Party:

             ----------------------------------------------------------

          (4)  Date Filed:

             ----------------------------------------------------------

                            [MBNA CORPORATION LOGO]

                                MBNA CORPORATION
                           WILMINGTON, DELAWARE 19884

                            ------------------------

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     The 2000 Annual Meeting of the Stockholders of MBNA Corporation will be held at the Corporation's Southwestern Regional Office located at the MBNA Hallmark Center, 16001 N. Dallas Parkway, Addison, Texas 75001 on April 24, 2000 at 10:00 a.m. Central Standard Time, for the following purposes:

     1. To elect seven directors to serve until the next annual meeting and until their successors are elected and qualify;

     2. To act upon a stockholder proposal, opposed by the Board of Directors, which is described in the accompanying proxy statement; and

     3. To transact whatever other business may properly be brought before the meeting.

     Only holders of record of the Corporation's common stock at the close of business on February 25, 2000 are entitled to notice of and to vote at the meeting.

     Stockholders of record as of the record date will be admitted to the Annual Meeting upon presentation of identification. Stockholders who own stock beneficially through a bank, broker or otherwise, will be admitted to the annual meeting upon presentation of identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership.

                                          John W. Scheflen
                                          Secretary

March 17, 2000

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.

                                MBNA CORPORATION
                           WILMINGTON, DELAWARE 19884

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation by MBNA "Corporation" (the Corporation) of proxies to be voted at its Annual Meeting of Stockholders to be held at 10:00 a.m. Central Standard Time on April 24, 2000, at the Corporation's Southwestern Regional Office located at the MBNA Hallmark Center, 16001 N. Dallas Parkway, Addison, Texas 75001 and at any adjournment thereof. This Proxy Statement was first mailed or given to holders of the Corporation's common stock on March 17, 2000.

     Solicitation of proxies may be made by mail, personal interview, telephone and fax by directors, officers and employees of the Corporation. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of up to $5,000 plus reimbursement of expenses. Expenses for such solicitation will be borne by the Corporation. Brokers and others will be reimbursed for their reasonable expenses in forwarding the proxy material to their customers who have beneficial interests in the common stock of the Corporation registered in names of nominees.

     Any proxy may be revoked by a stockholder at any time prior to its use by execution of another proxy bearing a later date, by written notice to the Secretary of the Corporation at the address set forth above or by oral or written statement at the meeting. Shares represented by any proxy properly executed and received prior to the meeting will be voted at the meeting in accordance with the proxy or, if the proxy does not specify, in accordance with the recommendation of the Board of Directors.

     Only holders of record of the Corporation's common stock at the close of business on February 25, 2000 are entitled to notice of and to vote at the meeting. On the record date the Corporation had 801,781,250 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote. There is no provision for cumulative voting.

     A quorum for the meeting requires the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting. The election of directors requires a plurality of the votes cast at the meeting. The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast at the meeting.

     Stockholders will vote at the meeting by ballot and votes cast at the meeting in person or by proxy will be tallied by the Corporation's transfer agent. Shares held by stockholders present at the meeting in person who do not vote and ballots marked "abstain" or "withheld" will be counted as present at the meeting for quorum purposes, but will not be considered to be voted at the meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 25, 2000, with respect to beneficial ownership of shares of the Corporation's common stock by each nominee for director, by each named executive officer, by all directors and executive officers as a group, and by each person known to the Corporation to own beneficially 5% or more of the common stock.

                                   MANAGEMENT
                                                                      PERCENT OF
NAME                                               NUMBER OF SHARES   OUTSTANDING
----                                               ----------------   -----------
Alfred Lerner (1)................................    106,650,902           13%
 Wilmington, Delaware 19884
James H. Berick, Esq.(2).........................        303,526            *
Charles M. Cawley(3).............................      4,052,194            *
Benjamin R. Civiletti, Esq.(4)...................        210,377            *
John R. Cochran, III(5)..........................      4,645,512            *
Bruce L. Hammonds(6).............................      3,393,464            *
M. Scot Kaufman(7)...............................      2,988,785            *
Randolph D. Lerner, Esq.(8)......................        283,277            *
Stuart L. Markowitz, M.D.(9).....................      1,016,719            *
Michael Rosenthal, Ph.D.(10).....................        282,763            *
All directors and executive officers as a
 group(11).......................................    136,936,555           16%

                            INVESTMENT ADVISOR (12)

Alliance Capital Management L.P. and affiliates
 (13)............................................     67,931,784            8%
  1290 Avenue of the Americas
  New York, New York 10104

------------------------

*    Less than 1% of the shares outstanding.

     (1) Includes 2,244,647 restricted shares of which 919,397 were issued in full payment of Mr. Lerner's prior years' bonuses at his request. See "Executive Compensation -- Summary Compensation Table." Also includes 8,218,750 shares subject to options exercisable within 60 days; does not include 750,000 shares subject to options exercisable at later dates.

     (2) Includes 283,276 shares subject to options exercisable within 60 days; does not include 53,099 shares owned by Mr. Berick's wife and sons as to which Mr. Berick disclaims beneficial ownership.

     (3) Includes 1,379,557 restricted shares, 2,499,117 shares subject to options exercisable within 60 days and 73,712 shares with shared voting and investment power, which shares are held by a private foundation of which Mr. Cawley is a trustee and president; does not include 750,000 shares subject to options exercisable at later dates.

     (4)  Includes 207,340 shares subject to options exercisable within 60 days.

     (5) Includes 811,563 restricted shares, 3,662,269 shares subject to options exercisable within 60 days and 36,282 shares with shared voting and investment power, which shares are held by a private foundation of which Mr. Cochran is a trustee and president; does not include 1,060,937 shares subject to options exercisable at later dates.

     (6) Includes 884,193 restricted shares and 2,370,625 shares subject to options exercisable within 60 days; does not include 1,060,937 shares subject to options exercisable at later dates.

     (7) Includes 637,462 restricted shares, 18,250 shares owned by Mr. Kaufman's wife, 7,593 shares owned by his daughter, 7,593 shares owned by his son, 2,031,188 shares subject to options exercisable within 60 days and 20,000 shares with shared voting and investment power, which shares are held by a private foundation of which Mr. Kaufman is a trustee and president; does not include 881,875 shares subject to options exercisable at later dates.

     (8)  Includes 207,340 shares subject to options exercisable within 60 days.

     (9) Includes 731,925 shares owned by Dr. Markowitz' wife and 245,308 shares subject to options exercisable within 60 days.

    (10) Includes 273,651 shares subject to options exercisable within 60 days; does not include 13,668 shares owned by Dr. Rosenthal's wife as to which Dr. Rosenthal disclaims beneficial ownership.

    (11) Reflects shares beneficially owned by the ten directors and officers named and by twelve other executive officers. Includes 8,967,317 restricted shares and 29,349,547 shares subject to options exercisable within 60 days; does not include 13,056,640 shares subject to options exercisable at later dates. Includes 137,586 shares with shared voting and investment power and 35,000 shares with no voting power and shared investment power.

          With respect to the restricted shares, the holder has sole voting power and no investment power. Unless otherwise indicated, all other shares are owned with sole voting and investment powers. No director or executive officer of the Corporation beneficially owns any shares of the Corporation's preferred stock.

(12) The beneficial owner in this category has provided a Schedule 13G to the Corporation in which it certified that it acquired the shares of the Corporation's common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation.

(13) According to their report on Schedule 13G, as of December 31, 1999, Alliance Capital Management L.P. ("Alliance") and certain affiliates of Alliance (together with their parent corporations AXA Financial, Inc., formerly known as The Equitable Companies Incorporated, AXA, and certain AXA affiliates) were deemed to own in the aggregate 151,314, 121 shares, or 19% of the Corporation's common stock, primarily held for investment advisory clients. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. The table includes 67,931,784 shares which the reporting persons had sole power to vote. In addition, according to the Schedule 13G, the reporting persons had no power to vote 39,563,702 shares, shared power to vote 43,818,635 shares, sole power to dispose of 151,125,643 shares, shared power to dispose of 173,223 shares, and no power to dispose of 15,255 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and related regulations require the Corporation's directors, executive officers, and anyone holding more than 10% of the Corporation's common stock to report their initial ownership of common stock and any changes in that ownership to the Securities and Exchange Commission. Richard K. Struthers, an executive officer, inadvertently failed to include 375 shares of common stock on his initial Form 3 filing. An amended Form 3 has since been filed.

                             ELECTION OF DIRECTORS

     The Board of Directors has proposed seven nominees for election as directors to serve for the coming year and until their successors are elected and qualify. All of the nominees are currently directors of the Corporation. Shares represented by proxies will be voted for the election of the nominees named below unless authority to do so is withheld. The Board does not intend to select another nominee if any current nominee should be unable to serve. All of the Corporation's directors also serve as directors of MBNA America Bank, N.A. (the "Bank"), the Corporation's principal subsidiary.

NAME                            AGE                            POSITION
----                          --------   ----------------------------------------------------
Alfred Lerner                    66      Chairman and Chief Executive Officer of the
                                          Corporation
Charles M. Cawley                59      President of the Corporation; Chairman and Chief
                                          Executive Officer of the Bank
James H. Berick, Esq.            66      Partner, Squire, Sanders & Dempsey L.L.P., attorneys
Benjamin R. Civiletti, Esq.      64      Chairman, Venable, Baetjer and Howard, LLP,
                                          attorneys
Randolph D. Lerner, Esq.         38      Partner, Securities Advisors, L.P., investments
                                          management
Stuart L. Markowitz, M.D.        52      Internist and Managing Partner, Drs. Markowitz,
                                          Rosenberg, Stein & Associates, physicians
Michael Rosenthal, Ph.D.         62      Professor of English, Columbia University

     Mr. Alfred Lerner has been Chief Executive Officer of MBNA Corporation and Chairman of its Board of Directors since January 1991 and a director of the Bank since December 1991. He has more than 25 years of management experience in banking and finance. He has been Chairman of The Town and Country Trust since 1993 and was Chief Executive Officer from 1993 to 1997. He has been Chairman and owner of the Cleveland Browns since October 1998. A graduate of Columbia University and Vice Chairman of its Board of Trustees, Mr. Lerner is also President of the Cleveland Clinic Foundation and a member of its Board of Trustees. He is also a trustee of New York Presbyterian Hospital and Case Western Reserve University, and a member of the Board of Directors of the Marine Corps Law Enforcement Foundation.

     Mr. Cawley has been President and a director of the Corporation and Chairman and Chief Executive Officer of the Bank since January 1991. He was the senior member of the group that established the Bank in 1982. He has served as Chief Executive Officer of the Bank since 1990, and as President since 1985. He has been a director of the Bank since 1982. A graduate of Georgetown University and a member of its Board of Directors, Mr. Cawley also serves on the boards of the University of Delaware, the Eisenhower Exchange Fellowships, the American Architectural Foundation, the Marine Corps Law Enforcement Foundation, America's Promise and the Owl's Head Transportation Museum. He is Chairman of the Board of the Grand Opera House in Wilmington, Delaware and serves as a member of the Board of Trustees of St. Benedict's Preparatory School.

     Mr. Berick has been a director of the Corporation since January 1991 and a director of the Bank since April 1991. Since January 2000 he has been a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman from July 1986 until January 2000. He was President and Treasurer of Realty ReFund Trust, a real estate investment trust, from 1990 through January 1998. He is a director of The Town and Country Trust.

     Mr. Civiletti has been a director of the Corporation and the Bank since April 1993. He served as Managing Partner of Venable, Baetjer and Howard, LLP from 1987 to 1993 and Chairman since 1993. He was Attorney General of the United States from 1979 to 1981. He is Chairman of the Board of GBMC Healthcare, Inc., and a director of Bethlehem Steel Corporation, Wackenhut Corrections Corporation and The Wackenhut Corporation.

     Mr. Randolph D. Lerner has been a director of the Corporation and the Bank since April 1993. He is a partner in Securities Advisors, L.P., the successor to R.D. Lerner Securities, Inc., which he has managed since September 1991. He is Chairman of the Board of Trustees of the New York Academy of Art, and a member of the Boards of Trustees of the Hospital for Special Surgery in New York City and the New York Legal Assistance Group. He is a member of the District of Columbia and New York Bar Associations and is Alfred Lerner's son.

     Dr. Markowitz has been a director of the Corporation and the Bank since April 1991. He is an internist and Managing Partner of Drs. Markowitz, Rosenberg, Stein & Associates, a private medical practice, and is Clinical Professor at Case Western Reserve University, College of Medicine, where he has taught since 1976. He is a member of the Medical Board and a volunteer physician for The Jewish Children's Bureau in Cleveland.

     Dr. Rosenthal has been a director of the Corporation and the Bank since April 1991. He has taught at Columbia University since 1964, served as Associate Dean responsible for academic administration from 1972 to 1989 and has been Professor of English since 1989. He is a member of the Authors Guild.

     Mr. Civiletti (Chairman) and Drs. Markowitz and Rosenthal serve as the Audit Committee. Mr. Berick (Chairman), Mr. Civiletti, and Drs. Markowitz and Rosenthal serve as the Compensation Committee, and Drs. Markowitz and Rosenthal serve as the Stock Option Committee. The Audit Committee supervises the Corporation's internal corporate auditors, approves the selection of independent auditors, reviews the scope of services and reports of the independent auditors and reviews financial reports with management and the independent auditors. The Compensation Committee approves the compensation of the Corporation's senior executives and administers the Senior Executive Performance Plan. The Stock Option Committee administers the Corporation's 1991 and 1997 Long Term Incentive Plans.

     During 1999, the Board of Directors held nine meetings, the Audit Committee held five meetings, the Compensation Committee held two meetings and the Stock Option Committee held two meetings. Each of the directors attended all of the board and applicable committee meetings held during 1999.

     The directors of the Corporation who are not officers of the Corporation each received $40,000 for their services in 1999, and $1,500 for each meeting of the Board of Directors or committee attended. Directors who are not officers of the Corporation may elect to defer their annual retainer and meeting fees pursuant to the Corporation's deferred compensation plan. The annual retainer for directors was increased effective for 2000 to $50,000.

     During 1999, each director who is not an officer received an option for 5,000 shares of the Corporation's common stock pursuant to the Corporation's 1997 Long Term Incentive Plan. Under the 1997 Plan, each director who is not an officer receives an option for 5,000 shares of common stock upon election to the Board and on January 2 of each year thereafter. The exercise price of the options is the fair market value of the common stock on the grant date. The options are exercisable immediately and have a term of ten years but expire sooner if the holder ceases to be a director.

     The election of directors requires a plurality of the votes cast at the meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid or accrued to the Corporation's Chairman and Chief Executive Officer and the four other most highly compensated executives of the Corporation for services to the Corporation in 1997, 1998 and 1999.

SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                             ANNUAL COMPENSATION                   COMPENSATION
                                                   ----------------------------------------   -----------------------
                                                                                                      AWARDS
                                                                                              -----------------------
                                                                                                             NUMBER OF
                                                                              OTHER ANNUAL                   SECURITIES   ALL OTHER
                                                                                 COMPEN-      RESTRICTED     UNDERLYING    COMPEN-
     NAME AND PRINCIPAL POSITION          YEAR       SALARY        BONUS      SATION(1)(2)    SHARES(3)       OPTIONS     SATION(4)
--------------------------------------  --------   ----------   -----------   -------------   ----------     ----------   ---------

Alfred Lerner                             1999     $2,000,000   $3,000,000       $     0      $5,794,375      1,000,000    $      0
  Chairman and Chief Executive Officer    1998      1,500,000    3,000,000*            0       1,255,000        600,000           0
  of the Corporation                      1997      1,500,000    3,000,000*            0       1,563,750      1,125,000           0

Charles M. Cawley                         1999      2,000,000    3,000,000       235,437       5,794,375      1,000,000     373,143
  President of the Corporation;           1998      1,500,000    3,000,000       344,122       1,255,000        600,000     352,703
  Chairman and Chief Executive Officer    1997      1,500,000    3,000,000       122,929       1,563,750      1,125,000     353,083
  of the Bank

John R. Cochran III                       1999      1,250,000    2,000,000        22,019       3,716,911        500,000     168,391
  Senior Executive Vice President of      1998      1,000,000    2,000,000       143,055       1,255,000        375,000     158,012
  the Corporation; Executive Vice         1997      1,000,000    2,000,000        33,009       1,042,500        675,000     158,766
  Chairman and Chief Marketing Officer
  of the Bank

Bruce L. Hammonds                         1999      1,250,000    2,000,000        11,522       3,716,911        500,000     181,245
  Senior Executive Vice President of      1998      1,000,000    2,000,000       153,847       1,255,000        375,000     170,847
  the Corporation; Executive Vice         1997      1,000,000    2,000,000        25,546       1,042,500        675,000     171,612
  Chairman and Chief Operating Officer
  of the Bank

M. Scot Kaufman                           1999      1,000,000    1,800,000        48,556       1,928,124        350,000     175,452
  Senior Executive Vice President and     1998        900,000    1,800,000       180,790       1,255,000        300,000     170,134
  Chief Financial Officer of the          1997        871,145    1,800,000        34,168         781,875        675,000     168,857
  Corporation; Executive Vice Chairman
  and Chief Financial Officer of the Bank

------------------------

* Mr. Lerner's bonuses for 1997 and 1998 were paid in restricted shares of the Corporation's common stock, at his request. For Mr. Lerner, the "Bonus" column for 1997 and 1998 includes the value (based on the market price on the date of issuance) of restricted shares issued to him.

(1) For 1999, includes $76,382 for airplane use and $159,055 for a personal assistant for Mr. Cawley. For 1998, includes $144,415 for personal assistants for Mr. Cawley. For 1997, includes $45,578 for airplane use and $62,775 for a personal assistant for Mr. Cawley.

(2) For 1998, includes a one-time $120,000 payment (in cash or combination of cash and the value of an automobile transferred to the executive) to the named and certain other senior executive officers in connection with the termination of the Corporation's automobile program for all senior officers. In prior years the Corporation provided an automobile for business and personal use for senior executive officers.

(3) The number of restricted shares held at December 31, 1999 and the value of these shares calculated by multiplying the number of shares held by the closing price of the common stock on December 31, 1999, were: Mr. Lerner, 1,844,647 shares, $50,266,631; Mr. Cawley, 1,137,410 shares, $30,994,423;
     Mr. Cochran, 667,693 shares, $18,194,634; Mr. Hammonds, 684,193 shares,
     $18,644,259; and Mr. Kaufman, 444,462 shares, $12,111,590. Dividends are paid on restricted shares from the grant date.

(4) Includes premiums paid by the Corporation in 1999 on term life insurance (Mr. Cawley, $18,760; Mr. Cochran, $7,120; Mr. Hammonds, $7,970; and Mr. Kaufman, $7,520); premiums paid by the Corporation in 1999 on split dollar life insurance policies, ALL OF WHICH WILL BE REPAID TO THE CORPORATION NOT LATER THAN THE DEATH OF THE EXECUTIVE (Mr. Cawley, $277,891; Mr. Cochran, $113,017; Mr. Hammonds, $125,585; and Mr. Kaufman, $119,941); above-market earnings on deferred compensation in 1999 (Mr. Cawley, $2,892; Mr. Cochran, $4,654; Mr. Hammonds, $4,090; and Mr. Kaufman, $14,391); and contributions made by the Corporation in 1999 to its deferred compensation plan (Mr. Cawley, $73,600; Mr. Cochran, $43,600; Mr. Hammonds, $43,600; and Mr. Kaufman, $33,600). Mr. Lerner did not receive any of these benefits, at his request.

1999 OPTION GRANTS

     The following table sets forth information concerning stock option grants to the named executive officers made in 1999.

                                                   INDIVIDUAL GRANTS
                                  ---------------------------------------------------
                                    NUMBER OF     % OF TOTAL
                                   SECURITIES      OPTIONS
                                   UNDERLYING     GRANTED TO   EXERCISE
                                     OPTIONS      EMPLOYEES    PRICE PER   EXPIRATION      GRANT DATE
NAME                               GRANTED (1)     IN 1999       SHARE        DATE      PRESENT VALUE (2)
----                              -------------   ----------   ---------   ----------   -----------------
Alfred Lerner...................      1,000,000     10.13%      $26.69       5/17/09        $9,440,000
Charles M. Cawley...............      1,000,000     10.13%      26.69        5/17/09         9,440,000
John R. Cochran III.............        500,000      5.06%      26.69        5/17/09         4,940,000
Bruce L. Hammonds...............        500,000      5.06%      26.69        5/17/09         4,940,000
M. Scot Kaufman.................        350,000      3.54%      26.69        5/17/09         3,458,000

------------------------

(1) The options granted to Messrs. Lerner and Cawley were exercisable upon grant. The options granted to the other named executives are exercisable in equal annual installments over a five-year period beginning on December 1, 1999 and sooner in the event of a change in control or retirement, death or disability.

(2) Amounts reflect the estimated present value of the grant as of the grant date using the Black-Scholes option pricing model. The following assumptions were used: (1) average expected life of 5 years for the immediately exercisable options granted to Messrs. Lerner and Cawley and
     5.5 years for the options granted to the other named executives; (2) expected volatility or fluctuation of the Corporation's stock price of 34% each year calculated based on historical fluctuations; (3) expected dividend yield for the Corporation's stock of 1.25% calculated based on historical yield; and (4) discount for present value based on an annual rate of return of 5.68% for the immediately exercisable options and 5.71% for the other options, which were the approximate rates, at the time of grant of the options, for zero coupon U.S. government securities with maturity equal to the expected lives of the options. This estimate of value has been included solely for purposes of disclosure in accordance with the rules of the Securities and Exchange Commission. The actual value of the options will depend on the fair market value of the Corporation's common stock on the dates the options are exercised. No realization of value is possible without an increase in the price of the Corporation's common stock, which would benefit all stockholders.

AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999

    The following table sets forth information concerning stock options exercised by the named executive officers during 1999 and the values at year end 1999 of unexercised options held by these executive officers.

                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                               SHARES                        OPTIONS AT 12/31/99              AT 12/31/99(2)
                             ACQUIRED ON      VALUE      ---------------------------   ----------------------------
NAME                          EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                         -----------   -----------   -----------   -------------   ------------   -------------
Alfred Lerner..............           0    $         0    8,218,750        750,000     $145,223,439   $ 10,562,500
Charles M. Cawley..........   1,786,058     38,370,959    2,770,395        750,000       24,085,367     10,562,500
John R. Cochran III........      53,015      1,270,124    3,662,269      1,060,937       71,112,603     10,653,662
Bruce L. Hammonds..........     202,289      4,484,228    2,691,231      1,060,937       48,366,404     10,653,662
M. Scot Kaufman............     150,400      3,511,113    2,031,188        881,875       36,053,434      9,437,343

------------------------

(1) Represents the difference between the fair market value of the shares of common stock for which options were exercised in 1999 and the exercise price of the options.

(2) Represents the difference between the fair market value of the option shares (based on $27.25 per share, the closing price of the common stock on the New York Stock Exchange on December 31, 1999) and the exercise price of the options.

RETIREMENT PLANS

     The maximum annual retirement benefit permitted by law for a qualified defined benefit pension plan for 2000 is $130,000. The limit is adjusted periodically for inflation. The following table sets forth approximate annual retirement benefits for retirement at age 65 which would be payable under the Corporation's defined benefit pension plan if not limited by law. The table is included in accordance with the rules of the Securities and Exchange Commission.

                                        YEARS OF SERVICE
AVERAGE ANNUAL  -----------------------------------------------------------------
 COMPENSATION       15           20           25            30            35
--------------  ----------   ----------   -----------   -----------   -----------
    $1,200,000  $ 321,368    $ 428,490    $  535,613    $  642,735    $  720,735
     1,300,000    348,368      464,490       580,613       696,735       781,235
     1,500,000    402,368      536,490       670,613       804,735       902,235
     1,700,000    456,368      606,490       760,613       912,735     1,023,235
     2,000,000    537,368      716,490       895,613     1,074,735     1,204,735
     2,200,000    591,368      788,490       985,613     1,182,735     1,325,735
     2,400,000    645,368      860,490     1,075,613     1,290,735     1,446,735

------------------------

The current maximum annual retirement benefit permitted by law is $130,000.

     Credited years of service and current compensation covered by the pension plan for the persons named in the Summary Compensation Table are as follows: Mr. Lerner, 16 years and $2,000,000; Mr. Cawley, 26 years and $2,000,000; Mr. Cochran, 25 years and $1,500,000; Mr. Hammonds, 20 years and $1,500,000; and Mr. Kaufman, 27 years and $1,500,000. Past service to MNC Financial, Inc., the former parent company of the Bank, is included in credited years of service.

     Annual benefits at normal retirement are 1.3% of average annual compensation times years of credited service up to 40 plus .5% of average annual compensation in excess of covered compensation times years of credited service up to 30. Average annual compensation is determined by averaging the 60 consecutive months of compensation out of the last 120 months which yield the highest average. Compensation includes salary, but not bonuses, and may not exceed $160,000 in 2000 for this purpose.

Covered compensation is the 30-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the pension plan are not subject to deductions for Social Security and other offset amounts.

     The executive officers named in the Summary Compensation Table (except for Mr. Lerner who does not participate in the Plan at his request) participate in a supplemental retirement plan which provides a retirement benefit equal to 80% of the participant's highest average salary for any 12 month period during the 72 months preceding retirement. Benefits are reduced by pension and Social Security benefits. The Plan also provides for salary continuation in the event of the death or disability of the participant. Except for Mr. Cawley, participants named in the Summary Compensation Table must remain employed until age 60 to receive a retirement benefit. Annual retirement benefits at age 65 under the Plan based on 2000 salaries, net of pension and Social Security benefits, would be approximately: Mr. Cawley, $1,468,657; Mr. Cochran, $1,055,268; Mr. Hammonds, $1,072,229; and Mr. Kaufman, $1,055,412. The Corporation has obtained insurance on the lives of participants (other than Mr. Lerner, who does not participate in the Plan at his request) in the Plan and expects over time to recover from the proceeds of the insurance the cost of benefits paid under the Plan and premiums for the insurance.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report is submitted by the Corporation's Compensation Committee and Stock Option Committee. Each member of the Compensation Committee and the Stock Option Committee is a non-employee director. The Compensation Committee is comprised of Messrs. Berick and Civiletti and Drs. Markowitz and Rosenthal. The Stock Option Committee is comprised of Drs. Markowitz and Rosenthal.

     The Corporation's compensation program provides annual cash compensation to executive officers that recognizes short term company performance, and long term compensation that encourages executive officers to focus on the future as well as the present. The program is designed to reward current performance in proper context with the long term health of the Corporation. Annual cash compensation consists primarily of salary and bonus. Long term programs include stock options, restricted shares and retirement programs.

ANNUAL COMPENSATION

     The Compensation Committee determines annual salaries and bonuses for senior executive officers. Salaries are based primarily on experience, responsibilities and corporate and individual performance. Bonuses for the most senior executive officers are based on corporate performance.

     The Compensation Committee measures corporate performance primarily by achievement of the objectives set forth in the Corporation's financial plan, including goals for net income, managed loans, new accounts, managed credit losses, customer retention and operating efficiency. The Corporation exceeded the net income goal and substantially achieved all other 1999 performance objectives. The Compensation Committee also considers, but gives less weight to, the competitive and economic environment in which these results are achieved and other factors, such as superior customer quality, results of regulatory examinations and the total return on the Corporation's common stock compared to the S&P 500 and S&P Financial Indices.

     The 1999 bonuses paid to the Corporation's senior executive officers named in the Summary Compensation Table were paid pursuant to the Corporation's Senior Executive Performance Plan, which provided for payment of 1999 bonuses in an amount equal to 200% of 1997 base salary if the Corporation achieved the 1999 net income objective established by the Compensation Committee. The Compensation Committee retained authority to reduce or eliminate the bonuses notwithstanding attainment of the net income objective. The Corporation's 1999 net income, as certified by the Compensation Committee, exceeded the net income objective for that year.

     The Compensation Committee also reviewed and considered salaries, bonuses and certain long term compensation paid in 1998 to chief executive officers of other publicly held companies that issue credit cards (the most recent data available). Several of these companies, along with others, are included in the S&P Financial Index comparison in the Stock Performance Graph. When the cash compensation paid to chief executive officers of these companies is adjusted (based on limited available data) for significant differences in business lines, size, earnings, corporate performance, compensation practices, and other factors, the Compensation Committee believes that the compensation paid to the Corporation's Chief Executive Officer is appropriate. The Compensation Committee also considered other benefits received by the senior executive officers. Mr. Lerner generally did not participate in these benefits.

     Based on its review, the Compensation Committee approved 2000 salaries in amounts it judged to be appropriate and payment of 1999 bonuses in the full amount authorized for 1999 under the Senior Executive Performance Plan. The Compensation Committee increased the annual salaries of Messrs. Cochran and Hammonds from $1,250,000 to $1,500,000 and of Mr. Kaufman from $1,000,000 to $1,200,000. The increase was intended to strike a balance between salary and incentive compensation. Maximum potential bonus amounts for 2000 under the Senior Executive Performance Plan remained the same as the prior three years.

     Salaries for 1999 for senior executive officers were approved by the Compensation Committee based on review of the Corporation's performance for 1998 applying the same criteria. Salaries and bonuses for 1999 and salaries for 2000 for all other officers were determined by the senior executive officers based on the same factors used by the Compensation Committee.

LONG TERM COMPENSATION

     The Stock Option Committee grants stock options and restricted shares to executive and other officers and key employees under the Corporation's 1997 Long Term Incentive Plan.

     During 1999, the Stock Option Committee approved annual restricted share awards to senior executive officers as additional compensation based on the Corporation's results compared to the goals set forth in its financial plan and as incentive to remain with the Corporation and for future performance. Restricted shares are forfeited if the holder's employment terminates other than as a result of retirement, death or disability, or as otherwise determined by the Stock Option Committee. The restrictions lapse upon a change in control.

     During 1999, the Stock Option Committee also approved additional restricted share awards, effective in November 1999 and January 2000, to the Corporation's nine most senior executive officers, including those named in the Summary Compensation Table, for their contribution to the Corporation's consistent growth over a long period of time. Since the Corporation's initial public offering in 1991, the market capitalization of the Corporation has increased from $1.2 billion to approximately $22 billion at November 16, 1999 (the date that the Stock Option Committee approved the special awards). Also, the Corporation has had 36 consecutive quarters of earnings per share growth averaging 25%, a record no other financial institution and only a few U.S. publicly-held corporations have achieved. The senior executives who received the special awards were those most responsible for the Corporation's performance over this period of time. The number of restricted shares awarded to each senior executive represented an amount the Stock Option Committee thought appropriate to recognize the senior executive's contribution to the Corporation's long term growth. As with other restricted share grants, these shares may not be sold or transferred during the restricted period and the restrictions will lapse upon the executive's retirement, death, disability or a change in control of the Corporation or as otherwise determined by the Stock Option Committee. The Stock Option Committee does not anticipate granting any additional restricted shares to the senior executives receiving these shares until 2002. The Summary Compensation Table includes the annual restricted share awards granted in 1999 for services in 1999 and the special restricted share awards granted in November 1999. It does not include the special restricted share awards granted effective in

January 2000. The value of the special restricted share awards granted effective in January 2000, based on the market price on the grant date, to each of the senior executives named in the Summary Compensation Table was: Mr. Lerner, $10,900,000; Mr. Cawley, $10,900,000; Mr. Cochran, $5,450,000; Mr. Hammonds,
$5,450,000; and Mr. Kaufman, $5,259,250.

     The Stock Option Committee granted stock options during 1999 under the Corporation's 1997 Long Term Incentive Plan for a total of 9,876,500 shares to approximately 150 officers, including the Corporation's most senior executive officers. The stock options granted in 1999 to Messrs. Lerner and Cawley were exercisable immediately. All other stock options granted in 1999 are generally exercisable in installments over a five-year period. The options were granted based on the recipient's position and responsibilities with the Corporation. The Stock Option Committee considered the aggregate options to be outstanding following the grants as a percentage of total shares and options outstanding. The Stock Option Committee grants all options with an exercise price equal to the fair market value of the common stock on the grant date.

     Senior executive officers (except Mr. Lerner at his request) participate in the Corporation's Supplemental Executive Retirement Plan and split dollar life insurance program. These programs provide retirement benefits for those participants who remain with the Corporation until retirement (generally at age
60) and provide for loss of benefits if a participant engages in competition with the Corporation following termination of employment. Senior executive officers, including Mr. Lerner, also participate in the Corporation's pension plan. Senior executive officers (except Mr. Lerner at his request) also participate in the Corporation's deferred compensation plan and its 401(k) plan and other broad-based benefit plans.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Compensation Committee considers the effect of limitations on deductibility for federal income tax purposes of compensation in excess of $1,000,000 paid in a given year to an executive officer named in the Summary Compensation Table for that year. The Compensation Committee expects that substantially all of the bonuses paid for 1999 pursuant to the Senior Executive Performance Plan should be fully deductible. In addition, the Compensation Committee expects that tax deductions related to exercise of stock options granted by the Stock Option Committee pursuant to the 1997 Long Term Incentive Plan will not be subject to limits on deductions. The Corporation does not incur compensation expense for federal income tax purposes for restricted stock grants until the restricted shares vest.

                                          James H. Berick, Esq.
                                          Benjamin R. Civiletti, Esq.
                                          Stuart L. Markowitz, M.D.
                                          Michael Rosenthal, Ph.D.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee and Stock Option Committee during 1999 are listed above. No member of the Compensation Committee has served as an executive officer or employee of the Corporation or served during 1999 as an executive officer of another entity of which any executive officer of the Corporation was a director or member of the compensation committee.

     Mr. Berick is a partner of Squire, Sanders & Dempsey L.L.P., the successor to Berick, Pearlman & Mills Co., L.P.A., of which Mr. Berick was Chairman. Mr. Civiletti is chairman of Venable, Baetjer and Howard, LLP. These law firms are among those that provide legal services to the Corporation.

                             CERTAIN RELATIONSHIPS

     The Corporation's directors, executive officers, certain members of their immediate families and certain affiliated companies hold credit cards or other lines of credit issued by the Corporation on the same terms prevailing at the time for those issued to other persons.

     In 1999 the Board of Directors approved a ten-year marketing agreement with the Cleveland Browns football team, of which Mr. Lerner is Chairman and owner. The Corporation will pay the Cleveland Browns approximately $3,000,000 per year for marketing rights. The Corporation believes that the terms of its agreement with the Browns are fair to the Corporation. The Corporation also has a five-year lease for one club suite in the Cleveland Browns stadium for approximately $80,000 per year and a ten-year lease for two suites for approximately $125,000 each per year, and has purchased season tickets for club seats and other seats in the stadium primarily through a ten-year lease for approximately $53,000 per year. Also, in 1999 the Cleveland Browns reimbursed the Corporation approximately $235,000 for the Corporation's costs of telecommunication and security consulting services provided at the Cleveland Browns stadium and its practice facility.

                            STOCK PERFORMANCE GRAPH

     The following chart compares the total return on the Corporation's common stock from December 31, 1994 through December 31, 1999 to the total return for the same period of the S&P 500 and S&P Financial Indices. The graph assumes that the value of the investment in the Corporation's common stock and each index was $100 at December 31, 1994 and that all dividends were reinvested. While total return comparisons may be useful to investors in gauging the performance of the Corporation's common stock, in the opinion of the Corporation's management and Board of Directors, the total return on the Corporation's common stock may not necessarily relate directly to the performance of the Corporation's management and should be used only as one of several important measures including, for example, net income, managed credit losses, customer retention, future business development and operating efficiencies.

[LINE GRAPH]

VALUE (IN DOLLARS)  MBNA CORPORATION  S&P FINANCIALS  S&P 500
------------------  ----------------  --------------  -------
December 31, 1994                100             100      100
December 31, 1995                162             154      138
December 31, 1996                279             208      169
December 31, 1997                416             309      226
December 31, 1998                573             344      290
December 31, 1999                637             329      351

     At year-end 1999, the total return on the Corporation's common stock from December 31, 1994 was 537%, compared to the total return on the S&P Financial Index of 229% and the S&P 500 Index of 251%. The average annual total return on the Corporation's common stock for this period was 46%. The measurement points used in the graph and set forth below are based on an initial investment of $100.

DECEMBER 31,     MBNA     S&P FINANCIALS   S&P 500
------------   --------   --------------   --------
    1995          162           154           138
    1996          279           208           169
    1997          416           309           226
    1998          573           344           290
    1999          637           329           351


                              STOCKHOLDER PROPOSAL

     The Corporation has received notice that the following proposal will be presented at the Annual Meeting. Information on the names, addresses and beneficial ownership of the Corporation's common stock by the proponent and the co-sponsors of this proposal will be provided promptly upon receiving an oral or written request. The Board of Directors disclaims any responsibility for the content of the proposal and supporting statement set forth below, which is presented as received from the proponent.

                                MBNA CORPORATION
                      DIVERSITY ON THE BOARD OF DIRECTORS

     WHEREAS we believe that the Boards of many publicly-held corporations have benefited from the perspectives brought by their many well-qualified board members who are women or members of racial minority groups;

     WHEREAS MBNA Corporation currently has a distinguished Board of seven persons, all of whom are white males;

     WHEREAS the company's Board does not have a nominating committee composed of independent directors;

     WHEREAS according to a New York Times article (11/8/98), two members of MBNA's compensation committee work for law firms that provide services to the company, raising questions about their ability to render independent judgments of executives' performance for remuneration purposes;

     WHEREAS we believe that the Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

     RESOLVED that the shareholders request the Board, in connection with its search for suitable Board candidates, to make greater efforts to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

                              SUPPORTING STATEMENT

     The presence of women and minority group members on a corporate Board of Directors is fortunately no longer a novelty. Surveys of companies held in the sponsor's (a major religious institution with an endowment of almost $300,000,000) portfolio have revealed that the overwhelming majority of its American portfolio companies have members who are women and/or minority group members on their Boards, and many have more than one such Board member.

     We believe that the judgments and perspectives that women and members of minority groups bring to Board deliberations improve the quality of Board decision making. We therefore urge the corporation to enlarge its search of qualified Board members by casting a wider net.

     An April 29, 1999 Wilmington News-Journal editorial written after MBNA's 1999 annual meeting noted that "MBNA's management recommended against voting for a shareholder-church group proposal that the bank actively diversify its board. The management said that it only wants to recommend the best qualified candidates, regardless of race or gender. That sounds reasonable enough until you stop and think about it. It really seems to say that there are no minorities nor women qualified to sit on MBNA's board, since there are none." The proponents of this resolution concur.

     This proposal does not require, or even request, that women or members of minority groups be appointed to the Board, but only that greater efforts be made to ensure that such persons are included among those considered for nomination to the Board. We believe that intentional efforts are needed to identify and recruit talented individuals who might not otherwise be considered for nomination to the Board--and all too often, such people are women and/or minority group members.

     If you believe that it would be advantageous for our company to make greater efforts towards the goal of a more diverse Board, please vote "YES."

                          BOARD OF DIRECTORS' RESPONSE

     The same proposal was submitted to a vote of stockholders at last year's Annual Meeting. The Board of Directors opposed the proposal. The vote was: 17% for; 82% against and 1% abstained.

     As the Board said in response to last year's proposal, the Board seeks to recommend to the Corporation's stockholders for election to the Board the best qualified people based on their individual experience and ability without regard to race, gender or other characteristics. The Board is committed to considering women and minorities for nomination to the Board if there is a vacancy. However, to the extent that the proposal seeks to obligate the Board to nominate women or minorities for election to the Board, it should be defeated, as it was last year.

     The Corporation has been committed since its founding in 1982 to hiring the best people and treating them as anyone would want to be treated. The Corporation's commitment extends to treating each person as an important individual and as absolutely fundamental to its success. The results of this commitment are reflected in the recognition MBNA has received for its workplace policies. In 1999, Fortune ranked MBNA tenth in its list of the 100 Best Companies to Work For in America, and for the sixth consecutive year, Working Mother magazine named MBNA among the nation's top companies for working mothers. Additionally, Business Week named MBNA the best company for work and family.

     The Corporation is also committed to providing opportunities for women and minorities. The Corporation prohibits discrimination in employment on the basis of gender, race, religion, national origin and physical or mental disability and it maintains and implements comprehensive voluntary affirmative action plans. In addition, the Corporation participates in many programs to promote opportunities or improve education for women, minorities and the disadvantaged. The programs include, among many others: the University of Delaware Fortune 2000 Program (provides professional opportunities to minorities, including MBNA employment), St. Benedict's Preparatory School, Newark, New Jersey (MBNA summer employment experiences and career development assistance to students who are mostly minorities); INROADS (summer employment at MBNA for minorities); MBNA Center for Career Excellence (provides educational development opportunities for MBNA people and local residents, mostly minorities); The Achievers (developmental program for African Americans sponsored by the Links, Inc. and Kappa Alpha Psi fraternity) and Black Achievers in Business and Industry Awards Program (provides mentors for young people to assist them to achieve their career and educational goals). The MBNA Education Foundation has $60 million in committed funds for college scholarships and grants to educators to assist economically disadvantaged children. In addition, MBNA operates programs that provide employment for developmentally disadvantaged people to help them develop employment skills while performing meaningful work for the Corporation. MBNA participates in these programs, and others like them, to ensure that women, minorities and the developmentally disadvantaged have an opportunity to realize their full potential. MBNA's commitment to these programs demonstrates its commitment to equal opportunities for women, minorities and the developmentally disadvantaged.

     The News Journal's editorial, quoted in the proponents' supporting statement, significantly distorts the Board's views. The Board has never said by its policies or by its actions that there are no women or minorities qualified to serve as directors of the Corporation. In fact, no director has been added to the Board since 1993.

     Under the current Board's leadership, the Corporation has achieved a record of consistent, profitable growth since it became a public company in January 1991. Five of the Corporation's seven directors have served as directors since 1991 and two have served since April 1993. During the period since its initial public offering in January 1991 the Corporation's average annual total return to stockholders has been 43.5% compared to 21.5% for the S&P 500 Index and to 25% for the S&P Financial Index. The Corporation has achieved consistent, profitable growth in each of the 36 quarters since it became a public company, producing quarterly earnings increases averaging 25% -- a record only a handful of companies could match. Business Week ranked the Bank as the best performing bank in the U.S. for 1999 and has also included the Corporation in the Business Week 50 ranking of top performing companies in the S&P 500 -- one of only 11 companies to be so included for each of the four years the rankings have been published. Keefe Bruyette & Woods Inc. ranked the Bank first among all banks in earnings growth, with a ten year compounded earnings per share growth rate of 24.2%. American Banker has ranked the Corporation for 9 years as the top performing bank in return on assets and return on equity.

     The Board believes the current number of directors is appropriate and has no plan to expand the size of the Board. However, if a vacancy occurs on the Board or the Board determines to expand the size of the Board, the directors will give equal consideration to women and minorities and others for nomination for election by the stockholders to the Board.

    The affirmative vote of a majority of the votes cast at the meeting is required to approve the proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                              INDEPENDENT AUDITORS

     The Corporation has retained Ernst & Young LLP as its independent auditors for 2000. Ernst & Young LLP has served as the independent auditors for the Corporation since 1991.

     Representatives of Ernst & Young LLP will attend the meeting and, while they do not intend to make a statement, will respond to appropriate questions directed to them.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Stockholder proposals to be included in the Corporation's proxy material for the 2001 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices not later than November 17, 2000.

     With respect to any other stockholder proposals, a Corporation Bylaw provides that no business, including a nomination for election as a director, may be brought before an annual meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Corporation's Secretary not later than 90 days prior to the anniversary date of the previous year's annual meeting. For the 2001 Annual Meeting of Stockholders, this deadline is January 24, 2001. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of the Bylaw may be obtained from the Secretary of the Corporation at the address set forth on the first page of this Proxy Statement.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, the Corporation does not intend to bring any other matter before the meeting requiring action of the stockholders, nor does it have any information that any other matter will be brought before the meeting. However, if any other matter requiring the vote of the stockholders properly comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment in the interest of the Corporation.

                           ANNUAL REPORT ON FORM 10-K

     THE CORPORATION WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED FOR A PROXY, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS MOST RECENTLY COMPLETED FISCAL YEAR. REQUESTS SHOULD BE DIRECTED TO JOHN W. SCHEFLEN, SECRETARY, AT THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

March 17, 2000

     [PRINTED ON RECYCLED PAPER LOGO] PRINTED ON RECYCLED PAPER

                                MBNA CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints James II. Berick, Charles M. Cawley and Benjamin R. Civiletti, and each or any of them, as proxies, with full powers of substitution, to represent and to vote all shares of the Common Stock of MBNA Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on April 24, 2000 and at any adjournment thereof. The undersigned acknowledges receipt of notice of the meeting and the proxy statement.

The Board of Directors recommends a vote FOR proposal 1.

1. ELECTION OF DIRECTORS

          [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY
                                                   to vote for all nominees
                                                   listed below

     NOMINEES: Alfred Lerner, Charles M. Cawley, James H. Berick, Benjamin R. Civiletti, Randolph D. Lerner, Stuart L. Markowitz, Michael Rosenthal.

              INSTRUCTION: To withhold authority to vote for any individual nominee, strike out that nominee's name.

The Board of Directors recommends a vote AGAINST proposal 2.

2. STOCKHOLDER PROPOSAL

          [ ] FOR        [ ] AGAINST          [ ] ABSTAIN
                     (continued on reverse side)

                             (continued from front)

3. Transaction of whatever other business may properly be brought before the meeting.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder:

If no direction is made, this proxy will be voted FOR Proposal 1 and AGAINST Proposal 2.

    Please sign exactly as name appears below. When shares are held jointly, any co-owner may sign unless the Secretary of the Corporation has been given notice to the contrary and has been furnished with a copy of the order or instrument which so provides. When signing as attorney, executor, administrator, trustee or guardian, [please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                       Dated:                             , 2000
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                                       Signature:
                                                 -------------------------------


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                                       Please mark, sign, date and return this
                                       proxy card promptly in the enclosed
                                       envelope.